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+--------+                                    UNITED STATES
| FORM 5 |                         SECURITIES AND EXCHANGE COMMISSION
+--------+                                Washington, D.C. 20549
[_] Check box if
    no longer subject     ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940
[_] Form 3 Holdings Reported
[_] Form 4 Transactions Reported
--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Cogan                        Gill
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

     303 Velocity Way
    ----------------------------------------------------------------------------
                                   (Street)

     Foster City, CA 94404
    ----------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

2.  Issuer Name and Ticker or Trading Symbol Electronics For Imaging, Inc.(EFII)
                                             -----------------------------------
3.  I.R.S. Identification Number of Reporting Person, if an entity
    (Voluntary)
               --------------
4.  Statement for Month/Year  December 31, 2001
                             ---------------------------------------------------
5.  If Amendment, Date of Original (Month/Year)
                                                --------------------------------
6.  Relationship of Reporting Person(s) to Issuer (check all applicable)
    [X] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)
    415-622-6864
    ------------
7.  Individual or Joint/Group Filing (Check Applicable Line)
     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
    ---
-------------------------------------------------------------------------------
Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

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1. Title of Security         2. Trans-    3. Trans-     4. Securities Acquired (A)   5. Amount of        6. Owner-    7. Nature
   (Instr. 3)                   action       action        or Disposed of (D)           Securities          ship         of In-
                                Date         Code          (Instr. 3, 4 and 5)          Beneficially        Form:        direct
                                (Month/      (Instr. 8)                                 Owned at            Direct       Bene-
                                Day/                                                    end of              (D) or       ficial
                                Year)                                                   Issuer's            Indirect     Owner-
                                                                 (A) or                 Fiscal Year         (I)          ship
                                                        Amount   (D)        Price       (Instr. 3 and 4)    (Instr. 4)   (Instr. 4)
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Common Stock                                                                                10,000             D
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* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                               Page 1 of 3 pages

 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security
                                                                                                   ---------------------------
                                                                                                         (A)         (D)
-----------------------------------------------------------------------------------------------------------------------------
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Stock Option (right to buy)           $13.7500
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Stock Option (right to buy)           $13.7500            01/03/01                A                    20,000
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Stock Option (right to buy)           $33.8125
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Stock Option (right to buy)           $45.1880            10/12/01                J (2)                             25,000
-----------------------------------------------------------------------------------------------------------------------------

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6. Date Exer-          7. Title and Amount of            8. Price         9. Number            10. Owner-         11. Na-
   cisable and            Underlying Securities             of               of Deriv-             ship               ture
   Expiration             (Instr. 3 and 4)                  Deriv-           ative                 of De-             of In-
   Date                                                     ative            Secur-                rivative           direct
   (Month/Day/                                              Secur-           ities                 Secu-              Bene-
   Year)                                                    ity              Bene-                 rity:              ficial
                                                            (Instr. 5)       ficially              Direct             Owner-
 ----------------------------------------------                              Owned                 (D) or             ship
 Date          Expira-                Amount or                              at End                Indi-              (Instr. 4)
 Exer-         tion       Title       Number of                              of Year               rect (I)
 cisable       Date                   Shares                                 (Instr. 4)            (Instr. 4)
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               08/04/08  Common Stock    15,000                                 15,000                 D
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  (1)          01/03/01  Common Stock    20,000                                 20,000                 D
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               03/23/09  Common Stock    15,000                                 15,000                 D
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               01/31/10  Common Stock    25,000                                      0                 D
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Explanation of Responses:

See continuation pages(s) for footnotes


                /s/ Gill Cogan               2/14/2002
       --------------------------------  -----------------
       **Signature of Reporting Person        Date

   ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                               Page 2 of 3 pages

Gill Cogan               Electronics For Imaging, Inc. (EFII)
303 Velocity Way         December 31, 2001
Foster City, CA 94404

(1) This option becomes exercisable as to 25% of the shares on January 3, 2002, and then monthly thereafter (ratably), with full vesting on July 3, 2004.

(2) Option(s) cancelled 100% pursuant to Options Exchange Programs, whereas, the number of shares of common stock subject to each new option will be equal to two-thirds the number of shares of common stock subject to the tendered options.

                                                               Page 3 of 3 pages